EXHIBIT 10.15

OFFICE LEASE

Lease dated August 31, 2017, between D&S Capital Real Estate III, LLC, a New York limited liability company (“Landlord”) and Synacor, Inc., a Delaware corporation (“Tenant”).

Article 1. Basic Terms and Definitions

1.1Broker.  Cushman & Wakefield/Pyramid Brokerage Company.

1.2	Business Days. All days excluding Saturdays, Sundays, and holidays observed by the State of New York and the federal government of the United States.
1.3	Common Areas. The Land and all portions of the Building not intended as leasable area, including, without limitation, the parking areas, the lobby, public corridors and equipment rooms.
1.4

Fixed Rent.  $546,842.00 per annum for the first Lease Year; $557,778.84 per annum for the second Lease Year; $568,934.42 per annum for the third Lease Year; $580,313.11 per annum for the first Lease Year of the Option Term; $591,919.37 per annum for the second Lease Year of Option Term;  $603,757.76 per annum for the third Lease Year of the Option Term; $615,832.92 per annum for the fourth Lease Year of Option Term; and $628,149.58 per annum for the fifth Lease Year of the Option Term . Fixed Rent shall include all costs and expenses, except for electricity which shall be addressed in Article 6 below.

1.5Landlord’s Work.  The work, if any, described on Exhibit B to this Lease.

1.6Notice Address.

(a)	Landlord. 50 Lakefront Boulevard, Suite 103, Buffalo, New York 14202.

(b)	Tenant. 40 La Riviere Drive, Suite 300, Buffalo, New York 14202.
1.7	Premises. The portion of the Third Floor shown on Exhibit A to this Lease in the building at 40 La Riviere Drive, Buffalo, New York (“Building”) on the land also described on Exhibit A “Land”.

1.8Property.  The Building and the Land.

1.9	Tenant’s Share. 29.96 % which is the number of rentable square feet in the Premises divided by the number of rentable square feet in the Building.

1.10

Term.  The period commencing on December 1, 2018 (“Commencement Date”) and ending on the date (“Expiration Date”) which is the earlier of (i) the last day of the month which occurs on the third anniversary of the day immediately preceding the Commencement Date (“Fixed Expiration Date”); and (ii) the date this lease is terminated pursuant to this Lease, if applicable (“Earlier Expiration Date”).   Provided Tenant is in good standing under this Lease, the Tenant shall have one five (5) year renewal option (“Option Term”), which option must be exercised in writing to Landlord no fewer than twelve (12) months prior to the Expiration Date.  Tenant shall be deemed to have waived its renewal option(s) should it fail to provide written notice of its renewal of this Lease.

1.11	Security Deposit. None.
1.12

Lease Year.  The period of one (1) year between the Commencement Date and the first anniversary of the Commencement Date, and thereafter the term shall refer to each similar one (1) year period commencing with an anniversary of the Commencement Date and ending with the last day of the one (1) year period following that date.

1.13

Certain Definitions.   Any reference in this lease to (a) “legal action” includes any suit, proceeding or other legal arbitration or administrative process; (b) “person” includes any individual or entity; and (c) “this lease”, includes Landlord’s Rules & Regulations and the Exhibits to this Lease.

Article 2. Demise; Rent

2.1	Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, for the Term, at the Rent and on the other terms of this lease.

2.2

Tenant shall pay to the Landlord the Rent, without notice, deduction or setoff, in lawful money of the United States of America, by Tenant’s check or another method approved by Landlord, at Landlord’s Notice Address or another address Landlord designates, and as provided in this lease.  The Fixed Rent shall be paid in equal monthly installments, in advance, on the first day of each calendar month during the Term.  If the Commencement Date is not the first day of a month, the Fixed Rent for the month in which the Commencement Date occurs shall be apportioned according to the number of days in that month. All sums, other than Fixed Rent, payable by Tenant to Landlord under this lease, are considered additional rent (and the Fixed Rent and all additional rent are collectively called the “Rent”). Landlord’s delay in rendering, or failure to render, any statement required to be rendered by Landlord for any Rent for any period shall not waive Landlord’s right to render a statement or collect Rent for that or any subsequent period. The rendering of an incorrect statement shall not waive Landlord’s right to render a corrected statement for the period covered by the incorrect statement and collect the correct amount of Rent.

2.3

If, at any point during the Term of this Lease, following the Commencement Date, the real property taxes for the Property are increased as a result of a re-assessment by the City of Buffalo, the Tenant shall be responsible for payment of the Tenant’s Share of the increase in real property taxes from the preceding year, as Additional Rent. Tenant shall tender payment to Landlord within twenty (20) days of Tenant’s receipt of Landlord’s written invoice for the same.

Article 3.Permitted Use; Access

3.1	Tenant shall use the Premises only for office use (the “Permitted Use”), subject, however, to the provisions of this lease.

3.2

Tenant shall not (a) use any part of the Premises in violation of this lease or the certificate of occupancy for the Premises or the Building (Landlord represents, however, that the Premises may be used for the Permitted Use); (b) cause waste to the Premises; (c) place any sign or other item outside the Premises or the Building, or on any window or door of the Premises or in the Premises if  it can be seen from outside the Premises, except for (i) a Building standard identification sign on Tenant’s entrance door, (ii) Building standard window coverings, (iii) a Building standard identification sign in the lobby of the Building, and (v) a sign on the exterior of the Building, subject to the approval of the City of Buffalo (the foregoing signs shall be installed at Tenant’s sole expense).

3.3

Tenant shall comply with the existing rules and regulations of the Building attached to this lease as Exhibit C, and any future rules and regulations adopted by Landlord in connection with the operation of, and construction work within, the Building which do not materially adversely affect Tenant’s rights under this lease or impose material financial responsibility on Tenant (collectively, “Landlord’s Regulations”), ten (10) Business Days prior notice of which shall be given to Tenant.  Landlord is not required to enforce Landlord’s Regulations or any other lease. Landlord’s failure to enforce Landlord’s Regulations against Tenant or any other occupant of the Building shall not be considered a waiver of Landlord’s Regulations.  Landlord shall not, however, enforce Landlord’s Regulations against Tenant in a discriminatory manner.  If there is any inconsistency between this lease and Landlord’s Regulations, this lease shall control.

3.4

Subject to any reasonable security procedures that may be instituted by Landlord from time to time, Tenant shall have access to the Building, the Premises and the parking areas twenty-four (24) hours per day, seven (7) days per week and fifty-two (52) weeks per year.

Article 4.Condition of the Premises; Landlord’s Work

4.1

Tenant has examined the Premises and (a) Tenant shall accept possession of the Premises in its “AS IS” condition on the Commencement Date, subject to normal wear and tear; and (b) Landlord has no obligation to perform any work, supply any materials, incur any expense or make any installments to prepare the Premises for Tenant’s occupancy.

4.2

Landlord shall, at its expense, in a Building standard manner, using Building standard materials, in accordance with all applicable Laws, within six (6) months of the date of this lease, perform Landlord’s Work.

4.3

Landlord’s work shall be deemed substantially completed when it is completed in accordance with this lease and all applicable Laws, except for minor details or construction, decoration and mechanical adjustments to be performed by Landlord (which shall be completed as soon as practicable), the non-completion of which does not (and the completion of which will not) materially interfere with Tenant’s use of the Premises and Tenant’s Work.  If substantial completion of Landlord’s Work is delayed due to any act or omission of Tenant or Tenant’s employee’s, agents or contractors (a) Landlord’s Work shall be deemed substantially complete and (b) Tenant shall reimburse Landlord for additional costs incurred by Landlord as a result of Tenant’s delay.

4.4

Tenant shall comply with any and all federal, state or local laws, rules, acts, or regulations now existing or hereafter enacted or amended which prohibits or regulates the use, handling, storage, transportation or disposal of Hazardous Materials or which requires removal or remedial action with respect to such hazardous materials, specifically including but not limited to federal "CERCLA", "RCRA", and "SARA" acts. For the purposes of this provision, the term "Hazardous Materials" shall mean any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics. The term "Hazardous Materials" includes, without limitation, any substance regulated under any and all federal, state and local statutes, laws (including case law), regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions, whether now or hereafter in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, toxic substances, hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous materials or wastes or the clean-up or other remediation thereof.  The Tenant shall hold harmless and indemnify the Landlord from any and all loss, liability, actions or claims of any nature, relating to Tenant’s failure to comply with the provisions of this Article 4.4. The Tenant’s obligation to hold harmless and indemnify the Landlord shall survive the termination or expiration of this Lease.

Article 5. Tenant’s Work

5.1

Except as may be expressly provided in this lease, Tenant shall not make any changes to the Premises, the Building, the Building systems, or any part thereof (collectively “Tenant’s Work”) without Landlord’s consent.  Landlord acknowledges and agrees that Tenant may make the changes to the Premises set forth on Exhibit D. Further, Tenant may make additional improvements to the Premises, subject to Landlord’s consent, which shall not be unreasonably withheld or delayed, provided that such additional Tenant’s Work (a) does not (i) affect any part of the Building outside the Premises; (ii) adversely affect any structural element of the Building; (iii) adversely affect any Building system; or (iv) require an amendment to the certificate of occupancy for the Premises or the Building, and (b) is performed only by licensed and insured contractors or subcontractors approved by Landlord (which approval shall not be unreasonably withheld or delayed, except that any Tenant’s Work that affects a Building system shall be performed by a contractor or subcontractor designated by Landlord or then on Landlord’s list, if any, of approved contractors or subcontractors for that work). Tenant’s Work shall be performed, at Tenant’s expense, in a professional manner using new materials of first class quality and in compliance with this lease, all Laws and Tenant’s Plans (as defined in Section 5.2). If Tenant’s Work consists only of the installation of Tenant’s Property in the Premises, a change affecting only Tenant’s Property in the Premises, or the painting, carpeting or decorating of the Premises, Landlord’s consent shall not be required, provided (i) Tenant gives Landlord ten (10) Business Days prior notice of such Tenant’s Work (with reasonable details of the work to be performed), (ii) all of the other applicable provisions of this lease shall apply and (iii) such Tenant’s Work does not violate clauses (a) or (b) of this Section 5.1.

5.2

Prior to performing any Tenant’s Work which, pursuant to this Article 5, requires Landlord’s consent, Tenant shall, at Tenant’ expense (a) deliver to Landlord detailed plans and specifications for Tenant’s Work in form reasonably satisfactory to Landlord prepared and certified by a licensed architect or licensed engineer, and suitable for filing with the applicable Authority, if filing is required by Law (“Tenant’s Plans”), (b) obtain Landlord’s approval of Tenant’s Plans (which shall not be unreasonably withheld or delayed to the extent Landlord’s consent to Tenant’s Work shown on Tenant’s Plans is not to be unreasonably withheld or delayed pursuant to this Article), (c) obtain (and deliver to Landlord copies of) all required authorizations of any Authority, and (d) deliver to Landlord certificates (in form reasonably acceptable to Landlord) of workers’ compensation insurance (covering all persons to be employed by Tenant, and all contractors and subcontractors performing any of Tenant’s Work), commercial general liability insurance (naming Landlord, Landlord’s managing agent, if any, any Superior Landlord and any Mortgagee as additional insureds) and Builder’s risk insurance (issued on a completed value basis), in form, with companies, for periods and in amounts reasonably required by Landlord, naming Landlord, Landlord’s managing agent, if any, any Superior Landlord and any Mortgagee as additional insureds.

5.3

If, in connection with Tenant’s Work or any other act or mission of Tenant or Tenant’s employees, agents or contractors, a mechanic’s lien, financing statement or other lien or violation is filed against Landlord, or any part of the Premises, the Building or Tenant’s Work, Tenant shall, at Tenant’s expense, have it removed by bonding or otherwise within thirty (30) days after Tenant’s receives notice of the filing.

5.4

At Tenant’s request, Landlord shall join in any applications for any authorizations required from any Authority in connection with Tenant’s Work (to which Landlord has consented, if required pursuant to this Article), and otherwise cooperate with Tenant in connection with Tenant’s Work, but Landlord shall not be obligated to incur any expense or obligation in connection with any such applications or cooperation.

5.5

On or before the Expiration Date, Tenant shall, at Tenant’s expense, remove from the Premises and the Building (a) Tenant’s trade fixtures, equipment and personal property which are removable without material damage to the Premises or the Building (“Tenant’s Property”), and (b) any Tenant’s Work which is not an ordinary nonstructural office installation and which Landlord designates for removal in a notice given by Landlord to Tenant on or before the date which is ninety (90) days prior to the Fixed Expiration Date (or five (5) days prior to the Earlier Expiration Date, if applicable), and repair any damage to the Premise or the Building caused by the installation or removal of Tenant’s Property or Tenant’s Work.  If, at the time Tenant requests Landlord’s consent to Tenant’s Plans, Tenant requests Landlord to designate the portions of Tenant’s Work which must be removed pursuant to this Section 5.5, Landlord shall make that designation on the date Landlord gives Landlord’s consent to Tenant’s Plans. Except as expressly provided in this Section 5.5, Tenant’s Work shall not be removed and shall, on the Expiration Date, become the property of Landlord.  Any Tenant’s Property or Tenant’s Work (which Tenant is required to removed) which is not removed by Tenant by the Expiration Date shall be deemed abandoned and may, at Landlord’s option, be retained as Landlord’s property or disposed of by Landlord at Tenant’s expense.

Article 6. Electricity

6.1

Subject to the provisions of this Article 6, Landlord shall provide electricity to the Premises   through the existing electrical system of the Building for reasonable use for lighting and normal office equipment.  Landlord shall not be liable to Tenant for any failure, defect or interruption of electric service for any reason. Tenant’s use of electricity in the Premises shall not at any time exceed the capacity of the electrical systems within or serving the Premises and Tenant shall not overload any component of such system.

6.2

Tenant shall pay for Tenant’s consumption of electricity at the Premises, as additional rent, on a monthly basis, as a proportion of the total electricity bill for the Building calculated based on Tenant’s Share, within twenty (20) days of Tenant’s receipt of Landlord’s written invoice for the same.

6.3

Notwithstanding the foregoing, Landlord may, at any time, by notice to Tenant, elect to separately meter the electricity provided to the Premises (including the electrical usage of all components, serving only the Premises, of the Building’s heating, ventilating and air-conditioning systems). If Landlord gives such notice this lease shall continue in full force and effect unaffected thereby, except that (a) Landlord shall, at Landlord’s expense, furnish, install and maintain any meter and other equipment in order for Tenant’s electricity to be separately measured, and (b) from and after the date the meter and equipment are placed in service, Tenant shall pay Landlord for Tenant’s electricity usage, for any billing period after the separate meter has been installed, within fifteen (15) days following Tenant’s receipt of Landlord’s statement.

Article 7. Services

7.1

Subject to the terms of this lease, Landlord shall supply to Tenant (a) water at those points of supply provided for ordinary drinking, pantry and lavatory use of tenants of the Building; (b) heated and refrigerated air conditioning (“HVAC”) at such temperatures and in such amounts as are standard, as reasonably determined by Landlord, for comparable buildings in the vicinity of the Building; (c) elevator for ingress and egress to the floor on which the Premises are located, in common with other tenants;  (d) trash disposal from one or more central depositories within the Common Areas; and (e) snow removal from the parking areas and sidewalks adjacent to the Premises.

7.2

In no event shall Landlord be required to provide any security services to the Premises. Tenant shall supply such security services to the Premises as Tenant requires.  If Landlord shall, in its discretion, supply any security services to the Building and/or the parking areas, same shall not guaranty the safety of Tenant, its employees, agents, or invitees or any of their property.

7.3

Tenant shall have the non-exclusive right, together with the other tenants and occupants of the Building and their employees, agents, licensees and invitees, to use the parking areas servicing the Building and any driveways appurtenant thereto for the purposes of ingress and egress, parking or vehicles, and the loading and unloading of vehicles in connection with and incidental to the business conducted by Tenant in the Premises, all without additional charge.  Tenant shall have the right to occupy, at any given time, a total of one hundred fifty (150) parking spaces in the areas designated by Landlord, calculated at a rate of 4.5 parking spaces per 1,000 square feet of space leased, plus an additional eleven (11) spaces.   Tenant shall have the right to purchase additional parking spaces, subject to availability, at the rate of Seventy Dollars ($70.00) per parking space per month. Notwithstanding the foregoing, if, due to circumstances beyond Landlord’s control, Landlord is unable to provide to Tenant the aforementioned parking spaces, Tenant shall have no claims against Landlord, or rights of offset against payment of Fixed Rent as a result of Landlord’s failure or inability to provide Tenant with said parking spaces.

7.4

Tenant shall, at its expense, keep the Premises in a neat and clean condition at all times, utilizing a recognized cleaning contractor reasonably approved by Landlord, which approval shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, Cedarland Development LLC shall have the ability to submit a bid for the janitorial services for the Premises.

7.5

Landlord does not warrant that any of the services referred to in this Article 7 will be free from interruption, and Tenant acknowledges that any one or more of such services may become unavailable or may be suspended by reason of accident, repairs, inspections, alterations or improvements to be made. In the absence of gross negligence or willful misconduct on the part of Landlord, any such unavailability, interruption or discontinuance of service shall not render Landlord liable for any damages caused thereby, be deemed an eviction or constructive eviction, be deemed a disturbance of Tenant’s use and possession of the Premises, or any part thereof, constitute a breach of implied warranty, nor relieve Tenant from performance of Tenant’s obligations under this lease. Notwithstanding the foregoing, Landlord shall use reasonable efforts to restore any service so interrupted.

Article 8.Repairs

8.1	Landlord shall, at Landlord’s expense, maintain and repair the Building (including the Building systems) and the Land, except to the extent of Tenant’s responsibility set forth in this Article 8.
8.2

Tenant shall, at Tenant’s expense, subject to the provisions of this lease, including Article 5, as if part of Tenant’s Work, maintain and repair the Premises and all Building systems within and serving only the Premises, subject to reasonable wear and tear and damage for which Tenant is not responsible pursuant to this lease. Subject to Section 13.4, all damage to the Building (including the Building systems) or the Land resulting from any act or omission of Tenant or Tenant’s employees or contractors, shall be repaired, at Tenant’s expense, by Tenant to the reasonable satisfaction of Landlord or, at Landlord’s option, by Landlord. Tenant shall give prompt notice to Landlord if any portion of the

Premises or any Building system within the Premises requires repair. When used in this Article, the term “repairs” shall include all reasonably necessary and/or appropriate replacements, renewals, alterations, additions and betterments. The necessity for, appropriateness of and adequacy of repairs to the Premises and to the Common Areas pursuant to this Article 8 shall be measured by the standard which is appropriate for buildings of similar construction and location. All materials and workmanship with repairs shall be at least equal in quality to the original materials and workmanship.

8.3

Landlord shall have no liability to Tenant, there shall be no abatement of Fixed Rent and there shall not be deemed to be any actual or constructive eviction of Tenant arising from Landlord performing any repairs or other work to any portion of the Building (including the Premises or the Building systems). Landlord shall perform such repairs or other work in a manner which minimizes interference with the conduct of Tenant’s business in the Premises and damage to the Premises, Tenant’s Work and Tenant’s Property (all of which shall promptly be repaired by Landlord, at Landlord’s expense).

Article 9. Laws

9.1

Tenant and Landlord shall, each at their own expense, subject to the provisions of this lease, comply with all present and future laws, rules, regulations, orders, ordinances, judgments, requirements, and (if Landlord adopts same) recommendations (collectively, “Laws”), of the United States of America, State of New York, City of Buffalo or any present of future subdivision, court, agency, department, commission, board, bureau or instrumentality thereof, and any fire insurance rating body (collectively, “Authority”) applicable to, as to the Tenant, Tenant’s occupancy of the Premises, Tenant’s Work, Tenant’s Property or the Premises and, as to the Landlord, Landlord’s ownership and operation of the Property. If however, compliance requires structural work to the Premises or any work to the Building systems within and serving only the Premises, Tenant shall comply, at Tenant’s expense, only if the obligation to comply arises from Tenant’s Work, Tenant’s Property or Tenant’s manner of using the Premises. If Tenant’s manner of using the Premises requires work outside the Premises or to any Building system serving areas outside the Premises, Tenant shall cease that manner of using the Premises unless Landlord, at Tenant’s option, agrees to perform that work, at Tenant’s expense, to be paid within thirty (30) days following Tenant’s receipt of an invoice from Landlord.

9.2

Tenant shall promptly deliver to Landlord a copy of any communication or other materials relating to the Premises, the Building (including the Building systems), Tenant’s Property or Tenant’s Work received from, or sent by Tenant to any Authority.

9.3

Landlord shall promptly cure any violation of Law affecting the Building or Premises to the extent the violation interferes with Tenant’s use and occupancy of the Premises or the performance of Tenant’s Work.

Article 10.Subordination; Estoppel Certificates

10.1

This lease, and the rights of Tenant under this lease, are subject and subordinate in all respects to all present and future underlying leases of the Building, including all modifications, extensions and replacements thereof (“Superior Leases”) and all present and future mortgages on any Superior Lease or on the Building, including all modifications, extensions, supplements, consolidations or replacements thereof (“Mortgages”), and all advances made under any Mortgage. This Section 10.1 is self-operative and no further instrument of subordination is required. Tenant shall, within fifteen (15) Business Days following Landlord’s request, sign, acknowledge and deliver any instrument that Landlord, any Landlord under a Superior Lease (“Superior Landlord”) or any mortgagee under a Mortgage (“Mortgagee”) may reasonably request to evidence that subordination.

10.2

If any Mortgagee or Superior Landlord (or designee thereof) succeeds to the rights of Landlord under this lease, then at the request of the successor, Tenant shall attorn to the successor as Tenant’s landlord under the lease, and shall, within fifteen (15) Business Days of Tenant’s receipt of a request, sign, acknowledge and deliver any instrument that the successor in interest reasonably requires to evidence the attornment.  Upon such attornment, this lease shall continue in full force and effect as a direct lease between the successor in interest and Tenant on all terms of this lease, except that the successor shall not be (a) liable for any previous act or omission of Landlord under this lease; (b) subject to any offset, not expressly provided for in this lease; (c) bound by any modification of this lease made after the date of the Mortgage or the Superior Lease in question, or by any prepayment of more than one month’s Rent, unless the modification or prepayment has been approved in writing by the Mortgagee or Superior Landlord in question; or (d) required to incur any costs to repair any damage caused by a fire, other casualty or condemnation in excess of the insurance proceeds or condemnation award.

10.3

If any Mortgagee or Superior Landlord requires any modifications of this lease, or that any Mortgage or Superior Lease be subordinate to this lease, Tenant shall, within fifteen (15) Business Days following Tenant’s receipt of a request, sign, acknowledge and deliver to Landlord, instruments in form and substance reasonably requested by Landlord providing for those modifications (provided they do not adversely affect Tenant) or that subordination.

10.4	Landlord and Tenant shall, at any time and from time to time, within fifteen (15) Business Days following its receipt of a request from the other party, sign, acknowledge and deliver to the requesting party or any other person designated by that party a certification (a) that this lease is in full force and effect and has not been modified (or, if modified, setting forth all modifications); (b) the date to which the Rent has been paid; (c) stating whether or not, to the best of its knowledge, there is then a Default or any event has occurred which, with the serving of notice or passage of time, or both, would give rise to a Default, or if Landlord is in default under this lease, and if so, setting forth the specific nature of the same; (d) to the best of its knowledge, any other factual matters reasonably requested by the other party or any person designated by the other party.  Any certification delivered pursuant to this Section 10.4 may be relied upon by the requesting party or any other person designated by the other party.

Article 11.Insurance

11.1

Tenant shall, at Tenant’s expense, maintain at all times during the Term and at all times when Tenant is in possession of the Premises (a) commercial general liability insurance in respect of the Premises, on an occurrence basis, with a combined single limit (annually and per occurrence and location) of not less than $2,000,000 (which may consist of primary coverage of not less than $1,000,000 and umbrella coverage), naming as additional insureds Landlord and any other person designated by Landlord, in compliance with this Article 11; (b) property insurance in an amount equal to one hundred percent (100%) of the full replacement value covering Tenant’s work, Tenant’s Property and the property of third parties located in the Premises, against fire and other risks included in the standard New York form of property insurance, including business interruption; and (c) such other insurance as Landlord may reasonably require.

11.2

Tenant shall deliver to Landlord and each additional insured certificates in form reasonably acceptable to Landlord evidencing the insurance required by this lease to be maintained by Tenant before the Commencement Date (with respect to any insurance required pursuant to Article 5, before the commencement of any Tenant’s Work). All required insurance (including insurance required pursuant to Article 5) shall be primary, issued by companies reasonably satisfactory to Landlord and contain a provision whereby thirty (30) days’ prior written notice of cancelation will be given to Landlord and any additional insureds.

11.3

Landlord shall maintain property insurance, in an amount not less than the amount which avoids any coinsurance provisions of the insurance, covering the Building (including the Premises, but not including the property required to be insured by Tenant pursuant to this Article), against fire and other risks included in the standard New York form of property insurance (including rent insurance), with such companies and with such deductibles that are standard, as reasonably determined by Landlord, for comparable buildings in the vicinity of the Building. Tenant shall not do or permit to be done, any act which shall invalidate or be in conflict with the Landlord’s insurance policies, or increase the rates of insurance applicable to the Building.

11.4

Landlord and Tenant shall, to the extent obtainable, each procure a clause in, or endorsement on, any property insurance carried by it, pursuant to which the insurance company waives its right of subrogation against the other party to this lease and its agents and employees or consents to a waiver of the right of recovery against the other party to this lease and its agents and employees. If an additional premium is required for the waiver or consent, the other party shall be advised of that amount and may but is not obligated to, pay the same. If that party elects not to pay the additional premium, the waiver or consent shall not be required in favor of that party. Provided its full right of recovery under its insurance policy is not adversely affected, Landlord and Tenant each hereby releases the other (and its agents and employees) with respect to any claim (including a claim for negligence) it may have against the other for damage or loss covered by its property insurance (including business interruption and loss of rent).

11.5	The provisions of this Article 11 shall apply to any subtenant or other occupant of the Premises.

Article 12. Casualty

12.1

If (a) the Premises is damaged by fire or other casualty, or (b) the Building (including any Building System) is damaged by fire or other casualty so that Tenant is deprived of reasonable access to the Premises or any part of the Premises, or the Premises or any part of the Premises, is unusable by Tenant for the reasonable conduct of Tenant’s normal business in the Premises, Tenant shall give prompt notice to Landlord. Subject to the provisions of this Article 12, (a) Landlord shall, at Landlord’s expense, repair the damage, excluding, the damage to Tenant’s Work or Tenant’s Property and (b) Tenant shall, at Tenant’s expense, promptly remove Tenant’s Property from the Premises to the extent required by Landlord in connection with Landlord’s repair of the damage. Until the repairs to be performed by Landlord are substantially completed, the Rent shall be reduced in proportion to the area of the Premises to which Tenant shall not have reasonable access or which is unusable by Tenant for reasonable conduct of Tenant’s normal business in the Premises.

12.2

If the cost of repairing any damage to the Building by fire or other casualty exceeds twenty-five percent (25%) of the replacement cost of the Building as reasonably estimated by a reputable contractor, architect or engineer selected by Landlord, then, whether or not the Premises are damaged, Landlord shall have the right, by notice to Tenant within sixty (60) days following the date of the damage, to terminate this lease, provided Landlord simultaneously terminates all other leases in the Building under which the circumstances may then be terminated by Landlord. If this lease is terminated pursuant to this Section 12.2, the Term shall expire on the 30th day after the notice is given (and any Rent paid by Tenant to Landlord for any period after that date shall be promptly refunded by Landlord to Tenant).

12.3

If a fire or other casualty results in the reduction of Rent pursuant to Section 12.1 with respect to fifty percent (50%) or more of the Premises, Landlord shall, within thirty (30) days following the fire or other casualty, deliver to Tenant, an estimate by a reputable contractor, architect or engineer elected by Landlord of the time required to substantially complete the repair of the Premises. If (a) the estimate exceeds six (6) months following the fire or the casualty (or the remaining Term is less than one (1) year) and (b) there is then no Default, Tenant shall have the right, by notice to Landlord, within fifteen (15) days following the date Tenant receives the estimate, to terminate this lease effective on the date which is sixty (60) days following the date of its notice, in which event, Tenant shall pay the Rent to the date of termination (or the date of the fire or other casualty for that part of that Premises with respect to which the Rent is reduced pursuant to Section 12.1) and the Term shall expire on that date.

12.4

If (a) this lease is not terminated as provided in this Article 12, (b) the repair required by this Article 12 to be performed by Landlord is not substantially complete six (6) months following the fire or casualty (or, if Section 12.3 applies, within the period set forth in the estimate), and (c) there is then no Default, Tenant shall have the right, by notice to Landlord within ten (10) days following the end of that period, to terminate this lease effect the date which is thirty (30) days following the date of its notice, in which event Tenant shall pay the Rent to the date of termination (or the date of the fire or other casualty for that part of the Premises with respect to which the Rent is reduced pursuant to Section 12.1), and the Term shall expire on that date.

12.5

This Article 12 constitutes an express agreement governing any damage or destruction of the Premises or the Building by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, and any other similar Law shall have no application to a fire or other casualty.

Article 13.Condemnation

13.1

If as a result of a taking by condemnation or similar legal action of an Authority (a) all of the Premises, or so much thereof as renders the Premises wholly unusable by Tenant, is taken, (b) a portion of the Building or the Land is taken, resulting in Tenant no longer having reasonable access to or use of the Premises, (c) all or substantially all of the Building or the Land is taken or (d) a portion of the Building is taken resulting in Landlord’s determination to demolish the Building, the Term shall expire on the date of the vesting of title. In that event, the Rent shall be apportioned as of the date of termination and any Rent paid by Tenant to Landlord for any period after that date shall be promptly refunded by Landlord to Tenant.
13.2

In the event of any such taking of all or any part of the Premises, the Building or the Land, Landlord shall be entitled to receive the entire award. Tenant shall have no claim against the Landlord or any Authority for the value of the unexpired portion of the Term or the Tenant’s Work, and Tenant hereby assigns to Landlord all of its right in and to any such award. Tenant may, however, at Tenant’s expense, make a separate claim to the appropriate Authority for the value of Tenant’s Property and for moving expenses, provided such claim and award, if any, does not result in a reduction of the award which would otherwise be paid to Landlord.

13.3

If a taking does not result in the termination of this lease (a) Landlord shall, at landlord’s expense, as soon as practicable, restore that part of the Premises, the Building or the Land not taken, so that the Premises are usable, and (b) from and after the date of vesting of title, the Rent shall be reduced in the same proportion as the area of the Premises, if any, which was taken.

Article 14.Assignment and Subletting

14.1

Except as provided in this Article 14, Tenant shall not, without Landlord’s consent (a) assign (by operation of law or otherwise), encumber or otherwise transfer this lease or any interest in this lease, or (b) sublet or permit others to occupy all or any part of the Premises. The transfer, redemption or issuance (by one or more transactions) of ownership interests of Tenant, or any direct or indirect parent of Tenant which results in fifty percent (50%) or more of the ownership interest of that person being held by persons who did not hold fifty percent (50%) or more of those ownership interests on the date of this lease shall be considered an assignment of this lease which requires Landlord’s consent, unless such ownership interests are publicly traded on a national stock exchange or over the counter market. Landlord’s consent to an assignment, subletting or occupancy shall not relieve Tenant from any liability under this lease or from obtaining Landlord’s consent to any further assignment, subletting or occupancy.

14.2

If Tenant desires to assign this lease or sublet all or substantially all of the Premises, Tenant shall give Landlord notice of Tenant’s desire and the desired effective date. Tenant’s notice shall be an offer from Tenant to Landlord whereby Landlord may, at Landlord’s option, by notice to Tenant at any time within thirty (30) days after Landlord’s receipt of Tenant’s notice, terminate this lease. If Landlord timely exercises its option to terminate this lease, the Term of this lease shall expire effective on the later of (a) the effective date set forth in Tenant’s notice of (b) one hundred twenty (120) days following the Landlord’s receipt of Tenant’s notice. Landlord’s option to terminate this lease set forth on this Section 14.2 shall not apply to any assignment of this lease in connection with a merger or consolidation, the transfer of all or substantially all of a person’s assets or the transfer, redemption or issuance (by one or more transactions) of ownership interest, unless this lease is the primary asset of the assignor.

14.3

If (a) Landlord does not timely exercise Landlord’s option pursuant to Section 14.2 and Tenant, within one hundred eighty (180) days following Tenant’s notice under Section 14.2, desires to consummate an assignment of this lease or sublease all or substantially all of the Premises (any such transaction following that one hundred eighty (180) day period shall first require another offer pursuant to Section 14.2), or (b) Tenant desires to sublet less than substantially all of the Premises, or (c) Tenant desires to assign this Premises in a transaction excluded from Landlord’s option set forth in Section 14.2, Tenant shall give Landlord notice of Tenant’s desire, accompanied by (i) an original executed copy of the proposed assignment (with an assumption of this lease signed by the assignee) or sublease, the effective or commencement date of which must be at least thirty (30) days after the giving of Tenant’s notice, and all other documents related to the assignment or sublease, (ii) a reasonably detailed description of the proposed assignee or subtenant and its principals, the nature of its business and its proposed use of the Premises, and (iii) current financial information with respect to the proposed assignee or subtenant, including its most recent financial statements (and Tenant shall promptly deliver to Landlord such additional information as Landlord reasonably requests). Landlord’s consent to the proposed assignment or sublease shall not be unreasonably withheld or delayed (and if not given or denied within thirty (30) days following Landlord’s receipt of Tenant’s notice and required information shall be deemed given ), if:

A.	There is then no Default.

B.

The proposed assignee or subtenant (a) shall use the Premises for the Permitted Use and for no other purpose (but the proposed assignee or subtenant need not be in the same business as Tenant), and otherwise in accordance with this lease, and (b) is engaged in a business which is in keeping with the then standards of the Building, shall not violate any negative covenant contained in any other lease in the Building, is reputable, has sufficient financial worth considering the responsibility involved and would not cause excessive use of the Building or any Building system or service.

C.

The proposed assignee or subtenant, and any person which, directly or indirectly, controls, is controlled by, or is under common control with, the proposed assignee or subtenant is not, (a) then an occupant of any part of the Building (other than the Premises), or (b) a person with whom Landlord is then negotiating (or with whom Landlord has within the prior three (3) month period negotiated) a lease in the Building, provided Landlord has, or reasonably anticipates having, within one hundred eighty (180) days, available space within the Building substantially the same size as the Premises (or space to be sublet in less than substantially all of the Premises) for a comparable term.

D.	The proposed assignment or sublease complies with the provisions of this Article 14.

E.	Tenant reimburses Landlord for any reasonable costs that Landlord incurs in connection with the assignment or sublease, including reasonable attorneys’ fees.

F.

Tenant has not advertised the availability of the Premises without prior notice to the Landlord (and no advertisement shall state the proposed rental or other financial terms of the proposed assignment or sublease).

G.

The proposed sublease is for a lease is for a term ending not later than one (1) day prior to the Fixed Expiration Date, and provides as follows: (a) the sublease is subject and subordinate to this lease and to the matters to which this lease is or shall be subject and subordinate; (b) the sublease may not be changed; (c) the subtenant shall not, without Landlord’s consent or approval, take any action, which, if taken by Tenant, would require Landlord’s consent or approval; (d) the subtenant shall, upon notice by Landlord that the Tenant is then in default, pay rent under this sublease directly to Landlord be applied to the Rent under this lease (and Tenant hereby consents to the payment); (e) the subtenant shall, with respect to the sublease space and subtenant’s property, carry the insurance and furnish to Landlord the evidence required thereof required by this lease to be carried and furnished by Tenant, and shall name Landlord and any other party designed by Landlord as additional insured on its commercial general liability insurance, and the provisions of Section 11.4 shall apply between Landlord and subtenant; and (f) in the event of any termination, reentry or dispossess by Landlord under this lease, the subtenant shall vacate the sublet premises; unless Landlord, at Landlord’s option, elects to take over all right, title and interest of Tenant, as sub-landlord, under the sublease, in which event subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of the sublease, except that Landlord shall not be (i) liable for any previous act or omission of Tenant under the sublease; (ii) subject to any offset not expressly provided in the sublease; or (iii) bound by any change (other than a termination or reduction in term) or extension of the sublease or prepayment of more than one month’s rent to which Landlord did not consent; and

H.

No more than two (2) occupants, including Tenant, shall occupy the Premises at any one time (but if Premises consists of space on more than one (1) floor, this restriction shall apply separately to the space on each floor).

14.4

Tenant shall be responsible for any act or omission of any assignee or subtenant (or anyone claiming through any assignee or subtenant) which violates this lease, and that violation shall be considered a violation by Tenant. If Landlord denies consent to a proposed assignment or sublease, or if Landlord exercises Landlord’s option under Section 14.2, Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s managing agent, if any, against and from any and all loss, liability, damages, costs and expenses (including reasonable attorneys’ fees) resulting from any claims that may be made against Landlord or Landlord’s managing agent, if any, by any proposed assignee or subtenant by any brokers or other person claiming a commission or similar compensation in connection with the proposed assignment or sublease.

14.5

Tenant may, without Landlord’s consent and without complying with Section 14.2, assign this lease or sublet all or any part of the Premises to any person which, directly or indirectly, controls, is controlled by, or is under common control with Tenant (which means the ownership, directly or indirectly, of more than fifty percent (50%) of all voting ownership interests or the possession, directly or indirectly, of the power to direct management), or permit any such person to occupy all or any part of the Premises, provided that (a) there is then no Default; (b) Landlord is not given less than fifteen (15) Business Days prior notice of the assignment, sublet or occupancy, including an executed original of the assignment (with an assumption signed by the assignee), sublease or permission and all related documents,  and proof reasonably satisfactory to Landlord of the requisite control; and (c) the Premises is not further demised, and no demising walls, barriers, separate entrances, public corridors or like installations are constructed on the Premises.

Article 15.Access

15.1

Landlord shall have the right, without the same constituting an eviction or constructive eviction of Tenant in whole or in part and without any abatement of the Rent or liability to Tenant to (a) place (and have access to) concealed ducts, pipes and conduits through the Premises (without a material reduction or reconfiguration of the useable area of the Premises), (b) enter the Premises at reasonable times on reasonable prior notice, which may be oral (but prior notice shall not be required in an emergency), to inspect the Premises, to show the Premises to others or to perform any work Landlord deems necessary or desirable to the Premises or the Building (including the Building systems) for the purpose of complying with Laws, (c) alter, maintain or repair the Building (including the Building systems) or the Land, and change the arrangement and location of entrances, corridors, doorways, elevators, stairs, toilets or access or other public portions of the Building or Land (provided that Tenant shall have reasonable access to the Premises and toilets on the same floor as the Premises and, as a result thereof, there shall be no material reduction in the services which Landlord is required by this lease to provide to Tenant), (d) change the name, number or designation by which the Building is known, and (e) take all material into the Premises that may be required in connection with any of the matters described in this Section 15.1. If Tenant is not present when Landlord desires to enter the Premises, Landlord or Landlord’s contractors may enter the Premises (by force in the event of an emergency) without liability to Tenant.

15.2

If there is to be an excavation or construction adjacent to the Building, Tenant shall permit Landlord or any other person to enter the Premises to perform such work as Landlord or that person deems necessary to protect the Building, without any abatement of the Rent or liability to Tenant.

15.3

Except as may be provided in this lease, all walls, windows and doors bounding the Premises (including exterior walls of the Building, core corridor walls, and exterior doors and entrances, other than surface facing the interior or the Premises and doors and entrances servicing only the Premises), balconies, terraces, vaults, Building systems and all other portions of the Building are reserved to Landlord for Landlord’s use.

15.4

Landlord shall exercise Landlord’s rights under this Article in a manner which minimizes interference with the conduct of Tenant’s business in the Premises and damage to the Premises, Tenant’s Work and Tenant’s Property (all of which promptly be repaired by Landlord, at its expense).

Article 16.Default

16.1Each of the following is a “Default” by Tenant under this lease:

A.	Failure of Tenant to pay when due any Rent and such failure continues for five (5) days following Landlord’s written notice.

B.	Failure of Tenant to comply with Article 14

C.

Failure of Tenant to comply with any other term of this lease and such failure continues for fifteen (15) days following Landlord’s written notice. If, however, compliance cannot, with diligence, reasonably be fully accomplished within said fifteen (15) day period, Tenant shall have as long as is reasonably necessary to fully comply, provided that Tenant commences compliance within such fifteen (15) day period and thereafter pursues compliance to completion with diligence.

D.	Tenant institutes, or has instituted against it, any legal action seeking any relief from its debts under any Law and such action is not dismissed within sixty (60)

days, or a receiver, trustee, custodian or other similar official is appointed for it or for all or a substantial portion of its assets, or commits any other act indicating insolvency, provided that the Tenant shall take steps to have such action dismissed within thirty (30) days of institution and shall thereafter pursue such dismissal to completion with diligence.

16.2

If a Default occurs, Landlord may at any time during the continuance of a Default, give notice to Tenant that this lease shall terminate on the date specified in the notice, which date shall not be less than fifteen (15) Business Days after Landlord’s notice to Tenant. If Landlord gives that notice, the Term shall expire on the date set forth in that notice (but Tenant shall remain liable to the extent provided in this lease).

Article 17.Remedies

17.1

If this lease is terminated pursuant to Article 16 or Landlord reenters or obtains possession of the Premises by summary proceedings or any other legal action, all of the provisions of this Section 17.1 shall apply (in addition to any other applicable provisions of this lease).

A.	Tenant (and all other occupants) shall vacate and surrender to Landlord the Premises in accordance with this lease.

B.

Landlord, at Landlord’s option, may (i) re-let the Premises, or any portion of the Premises, from time to time, in the name of Landlord, Tenant or otherwise, as determined by Landlord, to any person and on any terms, but Landlord shall have no obligation to re-let the Premises, or any portion of the Premises, or to collect any rent, and (ii) make any changes to the Premises as Landlord, in Landlord’s reasonable judgment, considers advisable or necessary in connection with re-letting the Premises, without imposing any liability or obligation on Landlord or relieving Tenant of any obligation or liability under this lease.

C.	Tenant shall pay Landlord all Rent payable on the date on which this lease is terminated or Landlord re-enters or obtains possession of the Premises.

D.

Tenant shall also pay to Landlord, as damages, any deficiency between (i) the aggregate rent for the period which otherwise would have constituted the unexpired portion of the Term and any reasonable expenses incurred by Landlord in connection with the termination, re-entry or obtaining or possession, and the re-letting of the Premises, including all repossession costs, brokerage commissions, reasonable attorneys’ fees and disbursements, alteration costs and other expenses of preparing the Premises for re-letting and (ii) the rents, if any, applicable to that period collected under any re-letting the Premises or any portion of the Premises. Tenant may pay any deficiency in monthly installments on the days specified in this lease for the payment of Fixed Rent, and Landlord shall be entitled to recover from Tenant each monthly deficiency as the same arises. No suit to collect the deficiency for any month shall prejudice Landlord’s right to collect the deficiency for any subsequent month. Tenant shall not be entitled to any rents payable under any re-letting, whether or not those rents exceed the Rent.

E.

Landlord may recover from Tenant, and Tenant shall pay Landlord, on request, in lieu of any further deficiency pursuant to paragraph D of this Section 17.1 (as liquidated damages) the amount by which (i) the unpaid Rent for the period which otherwise would have constituted the unexpired portion of the Term exceeds (ii) the then fair and reasonable rental value of the Premises, discounted to present value at the annual rate of interest (the “Base Rate”) publicly announced by Citibank, N.A., New York, New York (or any successor thereof) as its “base rate” on the date of the Default in question, or such other term as may be used by Citibank, N.A. from time to time for that (and if not longer publicly announced, then a similar rate selected by Landlord). If, before the presentation of proof of liquidated damages, Landlord re-lets the Premises or any portion of the Premises for any period pursuant to a bona fide lease with an unrelated third party, the net rents payable in connection with the re-letting shall be considered to be the fair and reasonable rental value of the Premises or the portion of the Premises re-let during the term of the re-letting. If Landlord re-lets the Premises, or any portion of the Premises, together with the other space in the Building, the rents collected under the re-letting and the expenses of re-letting shall be equitably apportioned for purposes of this Article 17.

F.	Nothing contained in this lease shall be construed to limit or preclude recovery by Landlord from Tenant of the maximum amount permitted to be obtained as damages or otherwise by Law.

17.2

Tenant hereby waives (a) the service of any notice of intention to re-enter or obtain possession of the Premises or to institute any legal action in connection therewith, except as provided in this lease and (b) on its own behalf and on behalf of all persons claiming under Tenant, including all creditors, any rights Tenant and all such persons might otherwise have under Law to redeem the Premises, to re-enter or repossess the Premises or to restore this lease, after (i) Tenant is dispossessed pursuant to any Law or by any Authority, (ii) Landlord re-renters or obtains possession of the Premises pursuant to any legal actions, or (iii) the Expiration Date, whether by operation of law or pursuant to this lease.  Landlord shall have the right to seek to enjoin any Default and the right to invoke any remedy allowed by any Law in addition to any remedies provided in this lease. All remedies provided in this lease are cumulative and Landlord’s right to invoke, or invocation of, any remedy shall not preclude Landlord from invoking any other remedy.

17.3

If there is a Default, or if Tenant fails to comply with any obligation under this lease which, in Landlord’s reasonable opinion creates an emergency, Landlord may, but is not obligated to, cure the Default or, without notice, cure the Tenant’s failure to comply, for the account of Tenant. All amounts incurred by Landlord in connection therewith, and any amounts (including reasonable attorneys’ fees and disbursements) in instituting, prosecuting or defending any legal action by or against Tenant, or in connection with any dispute under this lease, in which Landlord prevails, shall be paid by Tenant to Landlord within fifteen (15) Business Days of Tenant’s receipt of Landlord’s written request. Landlord shall promptly reimburse Tenant for any reasonable attorneys’ fees and disbursements incurred by Tenant in connection with any legal action or other dispute with Landlord under this lease in which Tenant prevails.

17.4

The failure of Landlord to seek redress for a Default, or of Landlord or Tenant to insist upon strict performance of any term of this lease, shall not prevent Landlord from redressing a subsequent Default or Landlord or Tenant from thereafter insisting on strict performance. The receipt by Landlord of the Rent with knowledge of a Default or Tenant’s failure to strictly perform under this lease shall not be deemed a waiver of the Default or failure. No term or condition of this lease shall be considered waived by Landlord or Tenant unless the waiver is in writing signed by the waiving party. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent shall be considered than on account of the next installment of the Rent, or as Landlord may elect to apply the same. No endorsement or statement on any check or letter accompanying any check or payment shall prevent Landlord from cashing the check or otherwise accepting the payment, without prejudice to Landlord’s right to recover the balance of the Rent or pursue any other remedy.

17.5

If Tenant fails to pay any installment of the Fixed Rent on the first day of the month or any additional rent when due, in addition to any other right or remedy of Landlord, Tenant shall pay to Landlord within fifteen (15) Business Days following Tenant’s receipt of Landlord’s notice requesting same (a) a late charge equal to one and one-half percent (1 ½%) of the amount unpaid and (b) interest at the rate which is the lesser of the rate of four percent (4%) per annum above the Base Rate or the maximum legal interest rate allowed by law (“Default Rate”) on the amount unpaid, from the date the payment was first due to and including the paid date.

17.6

(a) All legal actions relating to this lease shall be adjudicated in the state courts of the State of New York, or the federal courts, in either case having jurisdiction in the county in which the Building is located. Landlord and Tenant each irrevocably consent to the personal and subject matter jurisdiction of those courts in any legal action relating to this lease. This consent to jurisdiction is self-operative and no further instrument or legal action, other than service of process in any manner permitted by Law or this Section 17.6, is necessary in order to confer subject matter jurisdiction upon the person of Landlord and Tenant and the subject matter in question in any such court.

(b)Landlord and Tenant each waives and shall not assert by way of motion, a defense or otherwise (i) any objection to any such court being the venue of any legal action relating to this lease, (ii) any claim that any legal action relating to this lease brought in any such court has been brought in an inconvenient forum or (iii) any claim that Tenant is not personally subject to the jurisdiction of that court.

(c)Service in any legal action relating to this lease may be made by delivery of a summons and complaint, or the petition and notice of petition, by certified or registered mail, return receipt requested, sent to Landlord at Landlord’s Notice Address or send to Tenant at Tenant’s Notice Address.

Article 18.Broker

18.1

Tenant represents to Landlord that Tenant has dealt with no broker in connection with this lease other than the Broker. Tenant shall indemnify, defend and hold harmless Landlord from and against any claims for any brokerage commissions or other compensation which are made by any broker other than the Broker alleging to have dealt with Tenant in connection with this lease, and all costs, expenses, liabilities and damages in connection therewith, including reasonable attorneys’ fees. Landlord and/or Tenant shall pay any commission due the Broker pursuant to a separate agreement that each of the Landlord and Tenant may have with the Broker.

Article 19.Notices

19.1

Except as may be provided in this lease, all notices and other communications under this lease must be in writing and sent by nationally recognized overnight courier service or registered or certified mail (return receipt requested), addressed to Landlord or Tenant at its Notice Address.

19.2

Any notice or other communication send as provided in this Article 19 shall be effective (a) on the date received if sent by overnight courier service, or (b) two (2) Business Days after mailing registered or certified mail.

19.3

Any notice or other communication given by Landlord to Tenant in accordance with this Article 19 may be signed and given by Landlord’s managing agent, if any, with the same force and effect as if signed and given by Landlord.

Article 20.Representations and Liability

20.1

Neither Landlord nor Landlord’s managing agent, if any, has made any warranties, representations, statements or promises with respect to the Premises, the Building, the Land, the Building systems, any additional rent, any Law or any other matter, unless expressly set forth in this lease.  This lease contains the entire agreement between Landlord and Tenant with respect to the subject matter of this lease, and any previous agreements between Landlord and Tenant are merged into this lease, which alone expresses their agreement. Tenant is entering this lease after full investigation, and is not relying on any warranties, representations, statements or promises made by Landlord or any other person not expressly set forth in this lease, and is not acquiring any rights of any nature, by implication or otherwise, except as expressly set forth in this lease.

20.2

No act or admission of Landlord or Tenant, or their respective employees, agents or contractors, including the delivery or acceptance of keys, shall be deemed an acceptance or surrender of the Premises, and no agreement to accept such surrender shall be valid unless it is in a writing signed by Landlord. Any employee of Landlord, Landlord’s managing agent, if any, or the Building to whom any property is entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to that property and neither Landlord nor Landlord’s managing agent, if any, shall be liable to any damages to or loss of property of Tenant or others entrusted to employees, agents or contractors of Landlord, Landlord’s managing agent, if any, of Building.

20.3

Neither Landlord nor Landlord’s managing agent, if any, shall be liable for any injury, damage or loss to Tenant, Tenant’s Property, Tenant’s Work, Tenant’s business or to any other person or property resulting from any cause, except to the extent caused by the negligence or willful misconduct of Landlord, Landlord’s managing agent, if any, or their respective employees, agents or contractors, subject to Section 11.4.

20.4

If, at any time, or from time to time, any windows of the Premises are temporarily closed, blocked or darkened for any reason, or permanently closed, blocked or darkened if required by any Law or due to any construction on property adjacent to the Building by any person, including Landlord or any person in which Landlord has an interest (a) Landlord shall not be liable for any loss or damage Tenant may sustain thereby, (b) Tenant shall not be entitled to any compensation or abatement of Rent, (c) Tenant shall not be relieved of its obligations under this lease, and (d) it shall not constitute an eviction or constructive eviction of Tenant from the Premises.

20.5

In the event of a transfer or lease of the Building (a) the transferor or lessor shall be and is hereby relieved of all liabilities and obligations of Landlord accruing under this lease after the effective date of transfer or lease and, (b) the transferee or lessee shall be deemed to have assumed all of Landlord’s obligations and liabilities under this lease effective from and after the effective date of the transfer or lease.

20.6

Landlord, its partners, members, shareholders, officers, directors, and principals, disclosed and undisclosed, have no personal liability under or in connection with this lease. Tenant shall look only to Landlord’s interest in the Building and the Land for the satisfaction of Tenant’s remedies or to collect any judgment requiring the payment of money by Landlord under or in connection with this lease, and no other assets of Landlord or such persons shall be subject to such lien, levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies or the collection of any judgment under or in connection with this lease. If Tenant acquires a lien on such other property or assets by judgment or otherwise, Tenant shall promptly release that lien by signing, acknowledging and delivering to Landlord any instrument prepared by Landlord, at Landlord’s expense, reasonably required for the lien to be released.

20.7

(a) If Tenant requests Landlord’s consent or approval under this lease and Landlord denies or delays Landlord’s consent or approval, Landlord shall have no liability therefor and Tenant shall not be entitled to any damages. Tenant’s sole remedy shall be as provided in paragraph (b) of this Section 20.7, and that remedy shall be available only if Landlord has in this lease, with respect to the subject of the request, agreed not to unreasonably withhold or delay Landlord’s consent or approval. However, if any such consent or approval is deemed given pursuant to the provisions of this lease, then that shall be Tenant’s sole remedy. Except as otherwise expressly set forth in this lease, Landlord’s consent or approval, to effective must be in a writing signed by Landlord.

(b)  If (i) Tenant requests Landlord’s consent or approval, (ii) Landlord denies or delays its consent or approval, (iii) this lease provides that such consent or approval shall not be unreasonable withheld or delay and (iv) within thirty (30) days following Landlord’s denial or, if Landlord delays its consent or approval, within forty-five (45) days following Tenant’s request, Tenant gives notice to Landlord that Tenant consider same unreasonable, the dispute shall be settled in the county in which the Building is located by arbitration administered by the American Arbitration Association (“AAA”) under the AAA’s Commercial Arbitration Rules, Expedited Procedures (to the extent then in effect). A judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. If the arbitrator determines that Landlord’s consent or approval was unreasonably withheld or delayed, Landlord shall be considered to have given its consent or approval but Landlord shall not be liable for, and the arbitrator shall not award, any costs, expenses, damages or losses whatsoever in connection with or arising out of Landlord’s denial or delay. The determination of the arbitrator shall be binding and conclusive on Landlord and Tenant. Landlord and Tenant shall each pay their own expenses of this procedure, except the fees and expenses of the AAA and the arbitrator shall be paid fifty percent (50%) by Landlord and fifty percent (50%) by Tenant.

20.8

This lease and the obligations of the Tenant to pay Rent and perform Tenant’s other obligations under this lease shall not be waived, delayed or otherwise affected in any manner, and Landlord shall have no liability, if Landlord is unable to comply with, or is delayed in complying with, any of Landlord’s obligations under this lease by reason of any strike, labor trouble, accident, Law or other cause beyond Landlord’s control (“Unavoidable Events”).

20.9

Tenant shall not perform or permit to be performed any act which may subject Landlord or Landlord’s managing agent, if any, to any liability. Tenant shall, to the extent not caused by the negligence or willful misconduct of Landlord or its contractors or agents, indemnify, defend and hold harmless, Landlord and Landlord’s managing agent, if any, from and against (a) all claims arising from any act or omission of Tenant, its contractors, agents, employees, invitees or visitors; (b) all claims arising from any accident, injury or damage to any person or property in the Premises during the Term or when Tenant is in possession of the Premises; and (c) Tenant’s failure to comply with Tenant’s obligations under this lease (whether or not a Default), and all liabilities, damages, losses, fines, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with any such claim or failure.

Article 21.End of Term

21.1

On the Expiration Date (a) Tenant (and all other occupants) shall vacate and surrender the Premises, broom clean and in good order and condition, except for ordinary wear and tear and damage for which Tenant is not responsible under this lease, and otherwise as may be required by this lease, and (b) Tenant shall remove all of Tenant’s Property and any Tenant’s Work required to be removed pursuant to this lease. If the last day of the Term is not a Business Day, this lease shall expire on the immediately preceding Business Day. Tenant waives for itself and for any person claiming under Tenant, any right which Tenant or any such person may have under Section 2201 of the New York Civil Practice Law and Rules or under any similar Law.

21.2

If the Premises are not vacated and surrendered in accordance with this lease on the date required by this lease, Tenant shall be liable to Landlord to (a) all losses, costs, liabilities and damages which Landlord incurs by reason thereof, including reasonable attorneys’ fees and disbursements and Tenant shall indemnify, defend and hold harmless, Landlord against all claims made by any succeeding tenants against Landlord or otherwise resulting from failure of Tenant (and all other occupants) to timely vacate and surrender the Premises in accordance with this lease, and (b) per diem use and occupancy in respect of the Premises equal to one and one-half times the Rent payable under this lease for the last year of the Term (which Landlord and Tenant presently agree is the Rent to which Landlord would be entitled, is presently contemplated by them as being fair and reasonable under such circumstance and is not a penalty). In no event, however, shall this Section 21.2 be construed as permitting Tenant (and all other occupants) to remain in possession of the Premises after the Expiration Date.

21.3

Any obligation of Landlord or Tenant under this lease which by its nature or under the circumstances can only be, or by the terms of this lease may be, performed after the Expiration Date and any liability for a payment with respect to any period ending on or before the Expiration Date, unless otherwise set forth in this lease, shall survive the Expiration Date.

Article 22.Miscellaneous

22.1(a)This lease shall be governed by the laws of the State of New York.

(b)Tenant shall not record this lease or any memorandum of this lease.

(c)Subject to the provisions of this lease, this lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns.

(d)This lease may not be changed or terminated, in whole or in part, except in a writing signed by Landlord and Tenant.

(e)Notwithstanding any provision of this lease, or any Law, to the contrary, or the execution of this lease by Tenant, this lease shall not bind or benefit Landlord or Tenant unless and until this lease is signed and delivered by Landlord and Tenant.

(f)Landlord and Tenant shall hold in confidence and shall not disclose to third parties other than their officers, directors, partners, members, employees, representatives, brokers, lenders, attorneys, accountants and advisors, and shall cause their officers, directors, partners, members, employees, representatives, brokers, lenders, attorneys, accountants and advisers to hold in confidence and not disclose to third parties, the terms of this lease, except to the extent any such terms (i) must be disclosed pursuant to any Law, (ii) are publicly known or become known other than through the acts of Landlord or Tenant, or any of their respective officers, directors, partners, members, employees, representatives, brokers, lenders, attorneys, accountants or advisers, or (iii) are disclosed by Landlord or Tenant in connection with any financing or proposed financing, any proposed sale of Landlord or Tenant or its business, any proposed subletting of the Premises, or any proposed assignment of this lease. Notwithstanding the provisions of this paragraph or any other provisions of this lease, each party to this lease (and each of its employees, representatives or agents) may disclose to any person, without limitation of any kind, the tax treatment and tax structure of any transactions contemplated by this lease and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party to this lease (or to its employees, or agents) relating to such tax treatment or tax structure, provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws. This authorization of disclosure is retroactively effective immediately upon commencement of the first discussions regarding the transactions contemplated by this lease, and the parties to this lease aver and affirm that this tax disclosure authorization has been given on a date which is no later than thirty (30) days from the first day that any party to this lease (or its employees, representatives or agents) first made or provided a statement as to the potential tax consequences that may result from the transactions contemplated hereby.

(g) The Exhibits to this lease, if any, are a part of this lease, but in the event of an inconsistency between this lease and the Exhibits, this lease shall control.

(h)  Each obligation of Landlord and Tenant under this lease is a separate and independent covenant of Landlord and Tenant, not dependent on any other provision of this lease.

(i)  The captions in this lease are for reference only and do not define the scope of this lease or the intent of any term. All Article and Section references in this lease shall, unless the context otherwise specifically requires, be deemed references to the Articles and Sections of this lease.

(j)  If any provision of this lease, or the application thereof to any person or circumstance, is invalid or unenforceable, then in each such event the remainder of this lease or the application of such provision to any other person or any other circumstance (other than those as to which it is invalid or unenforceable) shall not be affected, and each provision hereof shall remain valid and enforceable to the fullest extent permitted by Law.

(k)  If there is then no Default, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any person lawfully claiming under Landlord, subject however, to the terms of this lease.

(l) Tenant hereby waives any rights Tenant may have in connection with any zoning merger or subdivision transfer of development rights with respect to the Building or any Land, including any rights Tenant may have to be a party to or to execute or contest any instrument providing for such merger, subdivision or transfer.

(m)  If (i) Tenant is comprised of two or more persons, or (ii) Tenant’s interest in this lease is assigned to any person as permitted in this lease, “Tenant” as used in this lease, shall mean each of those persons, and the liability of those persons under this lease shall be joint and several. Wherever appropriate in this lease, personal pronouns shall be considered to include the other gender and the singular to include the plural.

(n)  Each person executing this Lease on behalf of Tenant hereby warrants that (1) Tenant is a duly constituted corporation qualified to do business and in good standing in New York State; (2) such corporation has the full right and authority to enter into this Lease, and (3) each person signing this Lease on behalf of the Tenant has been duly authorized by the board of directors of Tenant to execute and deliver this Lease on behalf of the corporation and that no other signatures are necessary.

In Witness Whereof, Landlord and Tenant have executed this lease on the date of this lease.

LandlordTenant

D&S Capital Real Estate III, LLCSynacor, Inc.

By:/s/ Dr. Fadi DagherBy:  /s/ William J. Stuart

Name:Dr. Fadi DagherName:  William J. Stuart

Title:PresidentTitle:   Chief Financial Officer

EXHIBIT A

PREMISES/LAND

Exhibit A

10
12
13A
13
LAKE ERIE
Lots 13 and 13A
Site Plan - Office Building Parcels 3,4,5 & 6
- LOTS 13 AND 13A

EXHIBIT B

LANDLORD’S WORK

Installation of a fence around the dumpsters in the parking area outside of the Building,

Remodel of the Building lobby.

EXHIBIT C

RULES AND REGULATIONS

1.The sidewalks, entrances, driveways, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by Tenant or used for any purpose other than for ingress or egress from the Premises, and for delivery of merchandise and equipment in a prompt and efficient manner using elevators and passageways designed for such delivery by Landlord.  There shall not be used in any space, or in the public hall of the Building, either by any tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

2.The water and wash closets and plumbing fixtures shall not be used for any purposes other than those for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other substances shall be deposited therein, and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by the Tenant, whether or not caused by the Tenant, or its clerks, agents, employees or visitors.

3. No carpet, rug or other article shall be hung or shaken out of any window of the Building and Tenant shall not sweep or throw, or permit to be swept or thrown, from the Premises any dirt or other substances into any of the corridors or halls, elevators, or out of the doors or windows or stairways of the Building, and Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any bicycles (except in properly designated areas), vehicles, animals, fish , or birds be kept in or about the Building.  Smoking or carrying lighted cigars or cigarettes in the elevators of the Building is prohibited.

4.No awnings or other projections shall be attached to the outside walls of the Building without the prior written consent of Landlord.

5.Other than Tenant’s Work, Tenant shall not mark, paint, drill into, or in any way deface, any part of the Premises or the Building.  Except for Tenant’s Work, no boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord.  Tenant shall not lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the Premises, and, if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

7. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or mechanism thereof.  Tenant must, upon the termination of his tenancy, restore to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, Tenant, and in the event of the loss of any keys, so furnished, Tenant shall pay to Landlord the cost thereof.

8.Freight, furniture, business equipment, merchandise and bulky matter of any description shall be delivered to and removed from the Premises through the service entrances and corridors, and only during hours and in a manner approved by Landlord.

9.Canvassing, soliciting and peddling in the Building is prohibited and Tenant shall cooperate to prevent the same.

10.Landlord shall have the right to prohibit any advertising by Tenant which in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

11.Tenant shall not bring or permit to be brought or kept in or on the Premises, any inflammable, combustible, explosive, or hazardous fluid, material, chemical or substance, or cause or permit any odors of cooking or other process, or any unusual or other objectionable odors, to permeate in, or emanate from, the Premises.

12.If the Building contains central air conditioning and ventilation, Tenant agrees to keep all windows closed at all times and to abide by all rules and regulations issued by Landlord with respect to such services.  If Tenant requires air conditioning or ventilation after the usual hours, Tenant shall give notice in writing to the managing agent prior to 3:00 p.m. in the case of services required on weekdays, and prior to 3:00 p.m. on the day prior in case of after-hours service required on weekends or on holidays.

13.Tenant shall not move any safe, heavy machinery, heavy equipment, bulky matter, or fixtures into or out of the Building without Landlord’s prior written consent.  If such safe, machinery, equipment, bulky matter or fixtures requires special handling, all work in connection therewith shall comply with the Code of the City of Buffalo and all other laws and regulations applicable thereto, and shall be done during such hours as Landlord may designate.

14.Tenant agrees, at its sole cost and expenses, to comply with all Laws regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash.

EXHIBIT D

TENANT’S WORK

Removal of existing carpeting throughout the Premises.

Removal of existing furniture, including cubicles, throughout the Premises (except for the recently remodeled lobby, cafeteria and boardroom).

Painting of all interior walls, molding and woodwork in the Premises. Primary color will be white with color accents mixed in.

Installation of new carpet tiles throughout the Premises.

Installation of new workstations, and conference room and office furniture, all of which shall constitute Tenant’s Property.

Install wire drops where necessary for power and other electrical needs.

Tenant shall also have the right, but not the obligation, to remodel the bathrooms on the third floor of the Building at Tenant’s expense.

Tenant’s Work shall be managed by Tenant and shall be performed in accordance with this lease. Landlord agrees that Tenant shall not be required to restore the Premises to its original condition at the Expiration Date.